Exhibit 99.1

PROSPECT GLOBAL RESOURCES 2011 Annual Report

U.S. Company With A U.S. Asset


Percent of World Potash Reserves
46% Canada
Germany 2%
Belarus 8%
35% Russia
United States 1%
Prospect Global, projected upon completion, could triple current U.S. production
Israel 0.4%
Jordan 0.4%
China 2%
Brazil 3%
Chile 1%
Other countries – 1.2%
Source: U.S. Geological Survey

Summary of Prospect Global's Resources and Economics

NI 43–101 Resource Calculation

Category	Sylvinite (MMT)	K2O Grade (%)	Total K2O (MMT)	Total KCl (MMT)
Indicated	158.1	10.1%	16.0	25.3
Inferred	560.3	11.9%	66.4	104.9
Total	718.4	11.5%	82.4	130.2

Preliminary Economic Assessment

Net present value	$3.8 billion
Internal rate of return	40%
Annual production (KCl)	2 million tonnes
Capital estimate for construction	$1.3 billion
Capital estimate per tonne of annual production	$667
Operating expense per tonne	$98

The figures above represent the gross project, of which Prospect Global owns a 50% net interest and operatorship

1 Prospect Global had a successful 2011. The team laid the foundation to construct the largest potash facility in the United States. We began the year by acquiring a 50% net interest and operatorship in over 31,000 gross acres in the Holbrook Basin of eastern Arizona and finished by obtaining a Preliminary Economic Assessment of our potash project that detailed a gross net present value of $3.8 billion. Historical potash drilling during the 1960’s and 1970’s confirmed the existence of potash in the Holbrook Basin and provided Prospect Global a basis to evaluate and target the acreage with the highest potash potential prior to any investment. Based on this historical core hole data, we targeted the northeast acreage of the basin and strategically acquired only state and private leases. In the summer of 2011, we tripled our acreage position by acquiring an adjacent 63,000 acres of private mineral rights for current company total of 94,000 gross acres. By the end of 2011, we de–risked both the geology and economics of our project, which established our resource and provided a runway to develop our potash asset. North Rim issued our NI 43–101 resource calculation which showed a gross indicated and inferred resource of 82 million tonnes of K2O with an 11.5% ore grade. Tetra Tech prepared a Preliminary Economic Assessment which projected a gross net present value of $3.8 billion, a 40% internal rate of return and a two to three year payback on invested capital. Tetra Tech modeled a 2 million tonne per year potash facility, which could triple current production in the United States. The long term demand for potash and the fundamentals of fertilizer remain strong. Population growth, increased meat consumption in developing countries and less available arable land all place pressure on global grain supplies. This creates an intrinsic need to efficiently apply potash which improves root strength, increases crop yields and enhances soil fertility. One additional key component of a successful potash operation is to be a good neighbor and a steward of the environment. Given that two decades have passed since a new North American potash facility has been constructed, we have the opportunity to incorporate state of the art design, technology and various green and sustainable applications not currently used in other U.S. locations. In addition, from the outset of the project, we proactively reached out to the local communities that surround our project area as well as the relevant state and federal agencies to ensure constructive engagement. The construction of a mine and operation of facilities will create a significant number of jobs, which we anticipate staffing from the surrounding areas. As a partner in the economic development of both the mine and the communities, we intend to continually seek feedback on best practices in order to develop and operate our facilities in the optimal manner. On behalf of the entire Prospect Global team and its Board of Directors, I thank all of our shareholders personally for the support that has been integral to the swift creation of value in our project. 2012 should be another exciting year. Sincerely Patrick L. Avery President, CEO and Director Dear Fellow Shareholders,

Strong Potash Fundamentals

Potash is one of the three key nutrients essential for plant growth along with phosphate and nitrogen. Potash improves root strength, soil fertility and a plant's resistance to disease, which ultimately increases crop yield. It also aids in animal growth and milk production.

We believe that the fundamentals for long term potash demand will remain robust and continue on a similar trajectory that has occurred for decades. In 2011, global population eclipsed 7 billion and the United Nations

Assuming potash demand grows annually at 3.5%, demand in 2020 could reach 75 million tonnes forecasted the population could grow 33% by 2050. Growing populations and expanding urban areas reduce the available arable land. Commensurate with these trends is a shift in diet towards fruits, vegetables and meats, which displaces consumption of starches. Also, the caloric intake per capita has increased. Combined, these factors lead to an increased demand for food and global crop supplies.

These trends are most evident in developing countries such as China, India and Vietnam, who lag significantly behind not only the US in arable land per capita, but also lag behind the world rate of 0.2 hectares per capita.



Arable Land per Capita
(Hectares/Capita)
1.00
0.75
0.50
0.25
0.00
U.S.A
World
India
China
Vietnam
1970
1990
2009



Estimated Increase in Potash consumption
Europe, Central Asia 12%
13% East Asia (excluding China)
India 14%
3% Oceania and Africa
4% Mexico, Central America, Caribbean and other South America
United States 11%
16% Brazil
South Asia (excluding India) and West Asia 3%
24% China
5% Compound annual growth rate of world demand

Source: Food and Agriculture Organization of the United Nations

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3 Prospect Global has a long–lived, high quality resource, capable of producing 2 million gross tonnes of potash annually. The NI 43–101 resource calculation de–risked the geology of our project and the Preliminary Economic Assessment de–risked the economics of our project. Assuming potash demand grows annually at 3.5% as projected, demand in 2020 could reach 75 million tonnes, which implies that a certain number of brownfield and greenfield projects will need to achieve productive capacity to meet growing demand. Prospect Global’s projected capital per tonne of $667 is less than nearly all currently announced greenfield projects and less than the weighted average capital cost per tonne of currently announced brownfield projects. Prospect Global anticipates constructing a mine capable of producing for 40 years, with potential for growth. A mine of this capacity offers intrinsic benefits for the local and state economies, national economy and international marketplace. Prospect Global’s mining operations will require 300 to 400 jobs, most of which we anticipate staffing from the local communities. We also plan to construct state of the art faciliites and an underground mine which minimizes the environmental footprint and impact on the region. Also, the royalties, severance tax and economic multiplier effect will provide revenue to both the local and state jurisdictions. At the national level, Prospect Global’s anticipated 2 million gross tonnes per year facility could triple current production and may help reduce the United States’ dependency on foreign suppliers. Finally, Prospect Global’s potash could indirectly help alleviate global food shortages and also contribute to a positive balance of payments for the United States, if we can identify foreign markets who may purchase a portion of our product. PGRX’s Capex/tonne is less than nearly all announced greenfields and many brownfield expansions $0 Prospect Global Brownfield Projects Greenfield Projects $1,000 $2,000 $667 Max: $1,333 Max: $1,750 Weighted Average: $1,188 Weighted Average: $783 Capital Efficiency (Capex $ per tonne of annual production)

Competitive Advantages

The strategic location of our potash resource in the Holbrook Basin of eastern Arizona provides multiple inherent competitive advantages. We've assembled a large leasehold position of approximately 94,000 gross acres of solely private and state leases, which creates a permitting benefit over federal leases.

Due to the relatively shallow depth of approximately 1,200 to 1,600 feet to the potash beds and the low percent of carnalite and insolubles, we plan to construct a conventional mine with surface floatation facilities. Additionally, a full calendar year of warm weather reduces both capital and operating expenses. Our Preliminary Economic Assessment reflects these cost savings with a estimated capital expenditures of $667 per tonne and an operating expense of $98 per tonne.

Existing infrastructure in the region facilitates development of our potash project and provides immediate market access. Interstate 40 and the mainline railroad of Burlington Northern Sante Fe border the northern edge or our property, which allows us access not only to the prolific agricultural areas of the western United States, but also the international ports of Stockton, Long Beach, Topolobampo and Guaymas. In addition, three coal-fired power plants are situated within a 25 mile radius of our acreage.

New construction offers cost and operational advantages as opposed to retrofitting existing facilities. We have the opportunity to employ state of the art technology and various green and sustainable applications not currently being used in other domestic mines.

We have the opportunity to employ state of the art technology and various green and sustainable applications not currently being used in other domestic mines

New construction combined with shallow depths, low insolubles, existing infrastructure and warm weather contribute to Prospect Global's potential to be a low-cost and capital efficient producer.

Immediate Access to Infrastructure and Markets


NEVADA
UTAH
COLORADO
Port of Stockton
CALIFORNIA
Port of Long Beach
ARIZONA
NEW MEXICO
TEXAS
A R I Z O N A
Port of Guaymas
Port of Topolobampo
MEXICO
Interstate 40
Rail Lines

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Annual Meeting of Shareholders of Prospect Global Resources Inc. will be held at: Beverly Wilshire Hotel, 9500 Wilshire Blvd, Beverly Hills, CA 90212, Monday, April 30, 2012 at 6:00pm PDT Design: Mark Mock Design Associates This Annual Report contains forward–looking statements and includes statements regarding our plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. These forward looking statements can be identified by the use of terms and phrases such as “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” and the like, and/or future–tense or conditional constructions (“will,” “may,” “could,” “should,” etc.). Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward–looking statements. Although forward–looking statements in this report reflect the good faith judgment of management, forward–looking statements are inherently subject to known and unknown risks, business, economic and other risks and uncertainties that may cause actual results to be materially different from those discussed in these forward–looking statements. Readers are urged not to place undue reliance on these forward–looking statements, which speak only as of the date of this Annual Report. We assume no obligation to update any forward–looking statements in order to reflect any event or circumstance that may arise after the date of this report, other than as may be required by applicable law or regulation. Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the Securities and Exchange Commission which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected. Management Directors Attorney: Brownstein Hyatt Farber Schreck, 410 Seventeenth Street, Suite 2200, Denver, CO 80202–4432 T 303.223.1100 F 303.223.1111 Auditor: EKS&H 7979 East Tufts Avenue, Suite 400, Denver, Colorado 80237-2843 T 303.740.9400 F 303.740.9009 Transfer Agent: Corporate Stock Transfer, 3200 Cherry Creek Drive South, Suite 430, Denver, CO 80209 T 303.282.4800 F 303.282.5800 Pat Avery CEO, President & Director Former President of Intrepid Potash; former Senior Vice President of J.R. Simplot. Ari Swiller Director Co–founder of Renewable Resources Group; former Principal in The Yucaipa Companies Wayne Rich CFO, VP Finance Former Treasurer and Director of Corporate Finance of Thompson Creek Metals Inc.; former Treasurer of Doe Run Natural Resources Corporation Marc Holtzman Director Vice Chairman of Barclays Capital; former Vice Chairman of ABN Amro Bank; former President of the University of Denver Conway Schatz Director Vice President of Hexagon, LLC; former Senior Business Advisor and Auditor of Arthur Andersen, LLP Zhi Zhong Qiu Director Vice Chairman of Asia Pacific & Chairman of Greater China Barclays Capital; former Vice Chairman of Asia of ABN Amro Bank Jonathan Bloomfield VP Corporate Development Former CFO of Teton Energy Corporation Dr. Barry Munitz Chairman Former Chancellor of California State University; former President & CEO of the $10B J. Paul Getty Trust; board member of Sallie Mae (Nasdaq: SLM) Chad Brownstein Vice Chairman and Co-Founder Member of Crescent Capital Group, former member of Donaldson Lufkin & Jenrette merchant and investment banking divisions Devon Archer Director Co-Founder and Senior Managing Director of Rosemont Capital; Trustee of Heinz Family Office

1621 18th Street, Suite 260 Denver, CO 80202 www.prospectgri.com PROSPECT GLOBAL RESOURCES.